PROSPECTUS SUPPLEMENT NO. 5 DATED NOVEMBER 6, 1997                Rule 424(b)(2)
(To Prospectus dated July 9, 1997)                    Registration No. 333-27785

                      AMERICAN RESIDENTIAL SERVICES, INC.

                  7 1/4% Convertible Subordinated Notes due 2004
                   Interest Payable April 15 and October 15

            The following beneficial owner of 7 1/4% Convertible Subordinated Notes due 2004 (the "Notes") of American Residential Services, Inc., a Delaware Company (the "Company"), has requested the Company to file a Prospectus Supplement identifying that beneficial owner as a Selling Holder. The information in the table below has been provided by the Selling Holder.

                                      AGGREGATE PRINCIPAL    NUMBER OF SHARES
                                        AMOUNT OF NOTES      OF COMMON STOCK
                                           OWNED AND             OWNED AND
 NAME OF SELLING HOLDER                 OFFERED HEREBY       OFFERED HEREBY(1)
 ----------------------                 --------------       -----------------
Forum Capital Markets LP............       $150,000                 5,882
---------
(1) Shares shown are the number of whole shares of common stock, par value $.001 per share, of the Company into which the holder's Notes are convertible at the initial conversion price of $25.50 per share ("Conversion Shares"). The Selling Holder did not report owning any other shares.

                              End of Supplement